SUBLEASE TERMINATION AND RELEASE AGREEMENT

This Sublease Termination and Release Agreement (the “Agreement”) is made and entered into as of June 10, 2009 (the “Effective Date”) by and between BroadVision, Inc., a Delaware corporation (“Sublandlord”), and Dexterra Inc., a Delaware corporation  (“Subtenant”) in the following factual context:

A.           Sublandlord leases certain premises consisting of approximately 50,000 rentable square feet ("RSF") in Building 6 (the "Building"), located at Pacific Shores Center, 1600 Seaport Boulevard, Redwood City, California 94060 pursuant to that certain Triple Net Space Lease dated July 7, 2004 ("Master Lease"), between Pacific Shores Investors, LLC as landlord and BroadVision, Inc. as the "Lessee". On or about December 7, 2006, the Master Lease was assigned to VII Pac Shores Investors, L.L.C., a Delaware limited liability company, c/o Starwood Capital Group Global, L.L.C., 455 Market Street, Suite 2200, San Francisco, CA 94105 and VII Pac Shores Investors L.L.C. replaced Pacific Shores Investors, LLC as the "Lessor" in the Master Lease. Sublandlord is referred to as Lessee in the Master Lease. The entire 50,000 RSF are more particularly described in the Master Lease as the “Premises”.  Capitalized terms used but not defined herein have the same meanings as they have in the Master Lease or the Sublease as hereinafter defined.

B.           Sublandlord sublet to Subtenant, a portion of the Premises consisting of approximately 22,509 RSF on the 2nd floor of the Building pursuant to a sublease dated December 21, 2006 (the “Sublease”) covering the sublet premises more particularly described in the Sublease (the “Subleased Premises”) for a term of approximately sixty-six (66) months from January 8, 2007 (“Commencement Date”) with right of early termination at the end of the thirty-sixth (36th) month from the Commencement Date, upon six (6) months prior written notice to Sublandlord and payment of a fee equal to the sum of an additional three (3) month’s Base Rent.

C.           Subtenant exercised the right of early termination on May 22, 2009.

D.           Sublandlord and Subtenant now desire to terminate the Sublease prior to the end of the thirty-sixth (36th) month on the terms and conditions set forth in this Agreement.

NOW THEREFORE, Sublandlord and Subtenant (collectively referred to as the “Parties” or individually as “Party”) agree as follows:

1.           Lease Termination.  Subject to Subtenant’s performance of its obligations under this Agreement, Sublandlord and Subtenant agree to terminate the Sublease effective as of June 4, 2009 (the “Termination Date”).  Subtenant shall surrender to Sublandlord the Subleased Premises and all of Subtenant's right, title and interest in and to the Sublease as of the Termination Date.

2. Acceptance of Premises.  Sublandlord shall accept surrender of the Subleased Premises in “as-is” condition with any and all furniture, fixtures, wiring, and other items Subtenant elects to leave in the Subleased Premises and further will waive all late fees and any other charges associated therewith as may be available to Sublandlord pursuant to the terms of the Sublease.

3.           Termination Fee.  In consideration for the termination of the Sublease, and in full satisfaction of all outstanding obligations of Sublandlord and Subtenant under the Sublease: Subtenant shall pay Sublandlord the sum of $550,405.40 (the “Termination Fee”).  The Termination Fee has been calculated and shall be paid as set forth in Section I and Section II of Exhibit A.

4.           Rent.  Upon delivery of the Termination Fee in accordance with Section II of Exhibit A, Sublandlord shall be deemed to have released Subtenant as of the Termination Date from all claims for rent, additional rent, tenant improvement costs, management fees, common area maintenance costs, real property taxes and impositions, insurance premiums, late charges, interest, and taxes due and payable after the Termination Date, and all other obligations arising under the Sublease after the Termination Date.

5.           Security Deposit. Subtenant’s Security Deposit has been applied in the calculation of the Termination Fee as set forth in calculations in Section I of Exhibit A.

6.           Partial Termination Fee Refund to Subtenant Upon Sublandlord’s Re-Subleasing of Subleased Premises.  In the event Sublandlord subleases the Subleased Premises to another lessor prior to January 7, 2010, Sublandlord agrees to refund to Subtenant a portion of the Termination Fee as set forth in Section III of Exhibit A.

7.           Mutual Release.  Subject to delivery of the Termination Fee in accordance with Section II of Exhibit A,  for good and valuable consideration, the receipt of which is hereby acknowledged, each Party, on behalf of itself and its officers, directors, shareholders, employees, attorneys, insurers, agents, representatives, successors and assigns (collectively, “Releasors”), hereby intentionally and unconditionally fully releases, acquits and forever discharges the other Party, its officers, directors, shareholders, employees, attorneys, insurers, agents, representatives, successors and assigns (collectively, “Releasees”), from all or any manner of rights, claims, demands, actions in law or equity, obligations, damages, debts and liabilities, of any kind or nature whatsoever, whether known or unknown, whether now existing or hereinafter arising, suspected or claimed, liquidated or unliquidated, accrued or unaccrued, fixed or contingent (collectively, the “Claims”) from or relating in any manner to the Lease or the Sublease (the “Release”).  Each Party understands and expressly waives any rights or benefits available to it under Section 1542 of the Civil Code of California or any similar provision in any other jurisdiction.  Section 1542 provides substantially as follows:

CIVIL CODE 1542: A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

8.           Voluntary and Knowledgeable Granting of Release.  Each Releasor hereby declares that it knows and understands the contents of the Release, that it has been recommended that it seek advice from its own attorneys with respect to its rights and obligations and with respect to the execution of the Release and this Agreement, and that the Release and this Agreement have been executed voluntarily by it.  Each Releasor understands and agrees that after signing this Release it cannot proceed against Releasees with respect to any Claims.

9.      General Provisions.

9.1               Right and Authority to Give Release.  The Parties each represent and warrant to the other that as of the date of execution of this Agreement it has the sole right and authority to execute this Agreement on behalf of itself and has not assigned, transferred, conveyed, or otherwise disposed of any Claim surrendered by virtue of this Agreement.

9.2               Entire Agreement.  This Agreement, and all exhibits attached hereto, sets forth the entire understanding of the Parties relating to the lease termination it contemplates, and supersedes all prior understandings, whether written or oral.  There are no obligations, commitments, representations or warranties relating to them except those expressly set forth in this Agreement.

9.3               Waiver/Modification/Amendment.  No purported amendment of this Agreement, or waiver, discharge or termination of any obligation under it, or anything else which purports to affect its terms or interpretation, shall be enforceable or admissible unless, and then only to the extent, expressly set forth in a writing signed by the Party against which enforcement or admission is sought.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment or waiver or have any other effect on this Agreement.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstances, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.

9.4               Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the Parties and each and all of their respective officers, directors, employees, shareholders, agents, attorneys, predecessors, successors, assigns, parents, subsidiaries, divisions and affiliates of any kind, and each of them, as if they were Parties hereto.

9.5               Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed in California.

9.6               Construction of Agreement.  For purposes of construction, this Agreement, and each provision or clause of this Agreement, shall be deemed to have been jointly drafted by both Parties, and any uncertainty or ambiguity existing herein, shall not be interpreted against either Party, but shall be interpreted according to the rules of interpretation of contracts.

9.7               Headings.  The headings in this Agreement are for purposes of reference only and shall not limit, enlarge or otherwise affect any term or provision of this Agreement.

9.8               Severability.  The provisions of this Agreement are severable.  If any provision or term of this Agreement or its application to any entity or circumstance shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall not be affected and every other provision of the Agreement shall be enforced to the fullest extent permitted by law.

9.9               Attorneys’ Fees.  In the event that any Party shall institute any action or proceeding against the other relating to the provisions of this Agreement, or any default hereunder, the Party or Parties not prevailing in the action or proceeding shall reimburse the prevailing Party for all reasonable attorneys’ fees and all costs or disbursements incurred in connection therewith by the prevailing Party including, without limitation, any fees, costs or disbursements incurred on any appeal from the action or proceeding.

9.10               Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered by the exchange of facsimile, .pdf or other electronic image file copies of the executed counterpart signature pages, which shall be considered the equivalent of ink signature pages for all purposes.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

BROADVISION, INC., a Delaware corporation
By: Name: Its:
DEXTERRA, INC., a Delaware corporation
By: Name: Its:

EXHIBIT A

TERMINATION FEE

I. Termination Fee Calculation

Rent:  April 1 - Jan 7  -                                 $687,923.40
Less:  Security Deposit -                              $127,518.00
Less:  Concession   -                                     $10,000.00

Total:$550,405.40

II.	Termination Fee Payment Schedule:

A. $472,000.00 due and payable to Sublandlord on 6/10/09 (the “Payment Date”)

B. Balance of $78,405.40 (the “Contingent Payment”) due and payable to Sublandlord on the one year anniversary of the Payment Date.  The Contingent Payment to be from the Escrow Amount (but not the Special Escrow Amount) related to the acquisition of Subtenant by Antenna Software, Inc. (“Buyer”) (the term “Escrow Amount” is defined in that certain Escrow Agreement between Subtenant, Buyer and the other parties thereto dated on or about June 9, 2009 and represents the $750,000 primary escrow fund related to the acquisition) or if the Dexterra Stakeholder Representative so elects, from such other funds available to the Dexterra Stakeholder Representative.  Sublandlord will be the first party to receive payment from the Escrow Amount after the release of such escrow funds by Buyer (or the Escrow Agent), if any.  Sublandlord acknowledges that in the event indemnity claims by a Buyer Group Member (as defined below and in the Merger Agreement) sufficiently deplete or exhaust the Escrow Amount, regardless of any other funds available to the Dexterra Stakeholder Representative, Sublandlord shall not receive some or all of the Contingent Payment (and for purposes of clarification, such failure to receive some or all of the Contingent Payment shall not affect the release set forth in Section 7 or the termination of the sublease set forth in Section 1).  Subtenant will provide Sublandlord a copy of the Escrow Agreement indicating Sublandlord’s priority within 10 days of execution of this Agreement.  Capitalized terms in this paragraph not otherwise defined have the meaning set forth in the Escrow Agreement.

All references to “Buyer” shall include the subsidiary of Buyer with whom Subtenant is merging pursuant to the Merger Agreement with Subtenant as the surviving corporation.

“Buyer Group Member” means (i) Buyer, its subsidiaries and each of their respective affiliates (including, after the effective time of the merger, the surviving corporation and its subsidiaries), (ii) their respective successors and assigns and (iii) their respective directors and officers.

All payments to be made according to the following instructions by wire transfer for receipt on or before the due dates set forth above:

To: Citibank N.A.
702 Marshall Street, Suite 100
Redwood City, CA 94063, USA
Routing & Transit #: 321171184
For further credit to BroadVision. Inc. A/C 202046322

III.  Termination Fee Refund on Re-Subleasing the Sublease Premises Parameters:

A.
Higher of: (i) Actual rent charged new subtenant during Overlap Period (New Lease Commencement Date through Jan 7, 2010), and (ii) average rent charged new subtenant during Overlap Period, calculated as total rent due over the entire term divided by new lease term (in months) multiplied by number of months in Overlap Period;

Less:

B.	Allocated broker commission paid to re-sublease premises, calculated as broker commission paid divided by term (in months) of new lease multiplied by number of months in Overlap Period

Less:

C.  An administration fee equal to 10% of (A - B)

Less:

D.  $10,000, which is the Concession amount in Section I of this Exhibit.

Less:

E. Unpaid portion of Contingent Payment